Exhibit 5.2
[Letterhead of Hogan & Hartson LLP]
June 12, 2007
The Board of Directors
Webster Financial Corporation
145 Bank Street
Waterbury, Connecticut 06702
Ladies and Gentlemen:
     We are acting as counsel to Webster Financial Corporation, a Delaware corporation (the “Corporation”), and Webster Capital Trust IV, a Delaware statutory business trust of which the Corporation is sponsor (the “Trust”), in connection with their Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the proposed public offering and issuance by the Trust of Fixed to Floating Rate Trust Preferred Securities (the “Trust Preferred Securities”) to be guaranteed by the Corporation as to the payment of accumulated and unpaid distributions thereon, redemption price thereof, and liquidation distribution thereon, in each case, to the extent that the Trust has funds (or in the case of liquidation, remaining assets for distribution) on hand available therefor (the “Guarantee”). In connection with the Trust Preferred Securities and the Guarantee, it is also contemplated that the Trust will purchase from the Corporation the Corporation’s Fixed to Floating Rate Junior Subordinated Notes (the “Junior Subordinated Notes”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the preliminary prospectus included as part of the Registration Statement (the “Prospectus”).
     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):
1.	Executed copy of the Registration Statement (including the Prospectus).

2.	The Second Restated Certificate of Incorporation of the Corporation, as amended, as certified by the Secretary of State of the State of Delaware on June 11, 2007 and as certified by the Secretary of the Corporation on the date hereof as being complete, accurate and in effect.

3.	The Bylaws of the Corporation, as certified by the Secretary of the Corporation on the date hereof as being complete, accurate and in effect (the “Bylaws”).

4.	The Form of Junior Subordinated Indenture filed as Exhibit 4.2.1 to the Registration Statement (the “Base Indenture”), to be entered into by the

The Board of Directors
Webster Financial Corporation
June 12, 2007

Corporation and The Bank of New York, as Trustee (the “Indenture Trustee”), with respect to the Junior Subordinated Notes.

5.	The Form of Guarantee Agreement filed as Exhibit 4.4 to the Registration Statement (the “Guarantee Agreement”) to be entered into by the Corporation and The Bank of New York, as Guarantee Trustee (the “Guarantee Trustee”), with respect to the Trust Preferred Securities.

6.	Certain resolutions of the Board of Directors of the Corporation (the “Board of Directors”) adopted at a meeting held on February 22, 2007 and certain resolutions of the Pricing Committee of the Board of Directors adopted at a meeting held on June 5, 2007, each as certified by the Secretary of the Corporation on the date hereof as being complete, accurate, and in effect, relating to, among other things, the authorization of the Registration Statement and other related matters (collectively, the “Resolutions”).
     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements are made, in the context of the foregoing.
     For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of the Trust Preferred Securities and the Junior Subordinated Notes, and the issuance and terms of the Guarantee, will have been duly authorized and established by proper action of the Board of Directors, a duly authorized committee of Board of Directors and/or a duly authorized officer of the Corporation consistent with the Resolutions and with the procedures and terms described in the Registration Statement and the Prospectus and in accordance with the Certificate of Incorporation and the Bylaws and applicable Delaware law (“Board Action”), in a manner and with terms that do not violate any law, governmental, regulatory or court-imposed order, requirement or restriction or any agreement or instrument then binding on the Corporation or otherwise impair the legal or binding nature of the obligations represented by the Junior Subordinated Notes and the Guarantee; (ii) at the time of offer, issuance and sale of the Junior Subordinated Notes and the Guarantee, no stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect; (iii) Junior Subordinated Notes will be issued pursuant to the Indenture and a supplemental indenture between the Corporation and the Indenture Trustee further defining the terms of the Junior Subordinated Notes, for which the governing law shall be the laws of the State of New York (the “Supplemental Indenture;” and the Base Indenture together with, and as supplemented and amended by, the Supplemental Indenture, collectively, the “Indenture”), each of which will have been executed and delivered by

The Board of Directors
Webster Financial Corporation
June 12, 2007

the Corporation and the Indenture Trustee, will contain such terms as will have been authorized by Board Action and will be qualified under the Trust Indenture Act of 1939, as amended; (iv) the Junior Subordinated Notes will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the Prospectus and the Resolutions; and (v) the Corporation will remain a Delaware corporation.
     To the extent that the obligations of the Corporation with respect to the Junior Subordinated Notes and the Guarantee may be dependent upon such matters, we assume for purposes of this opinion letter that at all relevant times (i) the Indenture Trustee and the Guarantee Trustee are duly organized, validly existing, and in good standing in all necessary jurisdictions; (ii) the Indenture Trustee and the Guarantee Trustee are duly qualified to engage in the activities contemplated by the Indenture (in the case of the Indenture Trustee) and the Guarantee Agreement (in the case of the Guarantee Trustee); (iii) the Indenture and the Guarantee Agreement have been duly authorized, executed and delivered by the Indenture Trustee and Guarantee Trustee, respectively, and constitute the valid and binding obligations of the Indenture Trustee and the Guarantee Trustee, respectively, enforceable against the Indenture Trustee and the Guarantee Trustee, respectively, in accordance with their respective terms; (iv) the Indenture Trustee and the Guarantee Trustee are in compliance, with respect to performance of their respective obligations under the Indenture and the Guarantee Agreement, with all applicable laws and regulations; and (v) the Indenture Trustee and Guarantee Trustee have all requisite power and authority under all applicable laws, regulations and governing documents to execute and deliver the Indenture and the Guarantee Agreement, respectively, and to perform their respective obligations under the Indenture and the Guarantee Agreement.
     This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the General Corporation Law of the State of Delaware and (ii) the laws of the State of New York. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. As used herein, the term “laws of the State of New York” includes the statutory provisions contained therein, all applicable provisions of the New York Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the assumptions, qualifications, exceptions and limitations set forth in this opinion letter, we are of the opinion that:

The Board of Directors
Webster Financial Corporation
June 12, 2007

     (i) following final designation and authorization of the terms of the Junior Subordinated Notes by, and receipt by the Corporation of the consideration specified in accordance with, Board Action, and assuming due execution and delivery of the Indenture by the parties thereto and due execution, authentication, issuance and delivery of the Junior Subordinated Notes as provided by the Indenture, the Junior Subordinated Notes will constitute valid and binding obligations of the Corporation; and
     (ii) following final designation of the terms thereof by the Board Action, and assuming due execution and delivery of the Guarantee Agreement by the parties thereto and due execution, authentication and delivery of the Trust Preferred Securities as provided in the Trust Agreement against payment of the consideration therefor specified in the underwriting agreement or purchase agreement approved by Board Action with respect to the Trust Preferred Securities and otherwise in accordance with the Trust Agreement and such underwriting or purchase agreement, the Guarantee will constitute a valid and binding obligation of the Corporation.
     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson LLP
HOGAN & HARTSON LLP